Exhibit  10.4

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Employment Agreement”) is made and entered into on this _____ day of ________, 2008, effective as of January 3, 2006 (unless specifically stated otherwise), by and among SUMMIT FINANCIAL GROUP, INC. (“Summit FGI”), a West Virginia corporation, and ______________________ (the “Employee”).

WHEREAS, Summit FGI offers the terms and conditions of employment hereinafter set forth and Employee accepts such terms and conditions in consideration of his employment with Summit FGI; and

WHEREAS, Employee and Summit FGI executed an employment agreement on January 3, 2006; and

WHEREAS, under Paragraph 18 said employment agreement may be modified by a writing signed by all the parties thereto; and

WHEREAS, the parties hereto, in the interests of clarity and for other reasons stated herein, and for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), wish to amend and restate this Employment Agreement, provided that all provisions applicable to compliance under Code Section 409A shall be effective as of January 3, 2006, and provided further that, notwithstanding any other provisions of this amended and restated Employment Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, and (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Employee, by executing this Employment Agreement, shall be deemed to have elected the timing and form of distribution provisions of this amended and restated Employment Agreement, and to otherwise further revise the Employment Agreement all on or before December 31, 2008.

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, Summit FGI and Employee contract and agree as follows:

1.           Definitions and Special Rules.  The following definitions and special rules, in addition to any terms otherwise defined herein, shall apply to this Employment Agreement.

(a)           “Change of Control” shall mean with respect to (i) Summit FGI or an Affiliate for whom the Employee is performing services at the time of the Change in Control Event; (ii) Summit FGI or any Affiliate that is liable for the payment to the Employee hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Employee for Summit FGI or such corporation (or corporations) or there is a bona fide business purpose for Summit FGI or such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making Summit FGI or such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this Paragraph, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this Paragraph, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of a “Change in Control Event” thereunder.

(b)           “Salary” means the Employee’s average of annual base salary and bonuses for the two full year periods immediately prior to the date of the consummation of a Change of Control or for two full year periods immediately preceding the date of Separation from Service, whichever is greater.

(c)           “Good Cause” includes (i) Employee’s continued poor work performance after written notice of and reasonable opportunity to correct deficiencies; (ii) Employee’s behavior outside or on the job which affects the ability of management of Summit FGI or its affiliates or co-workers to perform their jobs and that is not corrected after reasonable written warning; (iii) Employee’s failure to devote reasonable time to the job that is not corrected after reasonable warning; (iv) any other significant deficiency in performance by Employee that is not corrected after reasonable warning; (v) Employee’s repeated negligence, malfeasance or misfeasance in the performance of Employee’s duties that can reasonably be expected to have an adverse impact upon the business and affairs of Summit FGI or its affiliates, provided, however that if in the reasonable judgment of the Board of Directors of Summit FGI, the damage incurred by Summit FGI as a result of Employee’s conduct is capable of being substantially corrected, Summit FGI will give Employee thirty (30) days’ advance notice of its intention to terminate for Good Cause under this section and a reasonable opportunity to cure the cause of the possible termination to the reasonable satisfaction of Summit FGI; (vi) Employee’s commission of any act constituting theft, intentional wrongdoing or fraud; (vii) the conviction of the Employee of a felony criminal offense in either state or federal court; (viii) any single act by Employee constituting gross negligence or that causes material harm to the reputation, financial condition or property of Summit FGI or its affiliates.

(d)           “Disability” means unable as a result of a physical or mental condition to perform Employee’s normal duties from day to day in Employee’s usual capacity.

(e)           “Retirement” means Separation from Service by Employee in accordance with Summit FGI’s retirement plan, including early retirement as approved by the Board of Directors of Summit FGI.

(f)           “Good Reason” means a Change of Control in Summit FGI and the occurrence of one or more of the following events prior to the expiration of twenty-four (24) months after consummation of the Change of Control:

(i) a material decrease in the total amount of Employee’s base salary below its level in effect on the date of consummation of the Change of Control, without Employee’s prior written consent; or

(ii) a material reduction in Employee’s job duties and responsibilities without Employee’s prior written consent; or

(iii) a material geographical relocation of Employee without Employee’s prior written consent, which shall be deemed to mean relocation to an office more than twenty (20) miles from Employee’s location at the time of the Change of Control; or

(iv) failure of Summit FGI to obtain assumption of this Employment Agreement by its successor, which shall be deemed a material breach of this Employment Agreement; or

(v) any purported termination of Employee’s employment which is not effected pursuant to a notice of termination required in Paragraph 15 of this Employment Agreement, which shall be deemed a material breach of this Employment Agreement.

Provided, that Employee provides notice to Summit FGI of the existence of the occurring condition described in this Paragraph 1(f) no later than ninety (90) days after the initial occurrence thereof, and Summit FGI fails to correct or remedy the condition within thirty (30) days of receipt of such notice.

(g)           “Wrongful Termination” means termination of Employee’s employment prior to the expiration of twenty-four (24) months after consummation of a Change of Control for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee.

(h)           “Separation from Service” means the severance of Employee’s employment with Summit FGI or any other affiliate for any reason.  Employee separates from service with Summit FGI or any other affiliate if he dies, retires, separates from service because of the Employee’s Disability, or otherwise has a termination of employment with Summit FGI or any other affiliate.  However, the employment relationship is treated as continuing intact while Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with Summit FGI or any other affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Employment Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to:

(i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service;

(ii) in any instance in which such Employee is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Employment Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance Employee shall only be considered to meet the requirements of a Separation from Service hereunder if such Employee meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Employment Agreement which would otherwise apply;

(iii) in any instance in which Employee is an employee and an independent contractor of Summit FGI or any other affiliate or any combination thereof, Employee must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if an Employee provides services both as an employee and a member of the Board of Directors of Summit FGI or any other affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether the Employee has had a Separation from Service as an employee under this Employment Agreement, provided that no plan in which such Employee participates or has participated in his capacity as a director is an Aggregated Plan; and

(iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

(i)           Date Payments Deemed Made.  In accordance with Code Section 409A and to the extent permitted by said Code Section 409A and the regulations and guidance issued thereunder, any payment to or on behalf of Employee under this Employment Agreement shall be treated as having been made on a date specified in this Employment Agreement if it is made on a later date within Employee’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date provided that, in any event, Employee is not permitted, directly or indirectly, to designate the taxable year of any payment.

(j)           Six-Month Delay.  Notwithstanding any other provisions of this Employment Agreement, if Employee is a Specified Employee (within the meaning of Code Section 409A) on Employee’s date of Separation from Service, then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Employee’s Separation from Service other than by death, under any provision of this

Employment Agreement, and such payment of deferred compensation is to be made within six months after Employee’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Employee (other than by death,) provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six months after such Separation from Service of Employee (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Employment Agreement, on the date which is six months after such Separation from Service of Employee (other than by death), with the remaining installments to continue thereafter until fully paid hereunder.  Notwithstanding any of the foregoing, or any other provision of this Employment Agreement, no payment of deferred compensation upon or based upon Separation from Service may be made under this Employment Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, if Employee is a Specified Employee on Employee’s date of Separation from Service.  This Paragraph 1(j) shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

2.           Term.  The initial term of this Employment Agreement shall be for three (3) years, unless terminated sooner as provided herein.  Absent termination by one of the parties as provided in this Employment Agreement, the term of this Employment Agreement shall automatically be extended for unlimited additional one (1) year term(s), in which case such term shall end one (1) year from the date on which it is last renewed.

3.           Duties.  Employee shall perform and have all of the duties and responsibilities of the Chief Financial Officer or such duties and obligations that may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors of Summit FGI; provided any material changes to Employee’s duties or obligations have been determined by the Board of Directors and/or the Chief Executive Officer in their reasonable discretion to be commensurate with duties and obligations that might be assigned to other similarly-situated executive officers of the Company.  No later than five (5) days after the Company materially changes Employee’s duties or obligations, Employee will give the Company written notice if he believes a breach of this section has occurred and Company shall have a reasonable opportunity to cure the cause of the possible breach.  Failure by Employee to give the notice required under this section shall constitute a waiver of his rights to claim a breach of this section arising from the specific duties or obligations then at issue. If it is determined through arbitration that the Company has breached this provision, then in consideration of the compensation and benefits set forth herein, Company and Employee agree that any damages received by Employee shall be limited to the amount Employee would be entitled to had he been terminated not for Good Cause under paragraph 6 of this Agreement.

Employee’s duties shall include, but not be limited to, managing the asset liability and investment risk of Summit FGI, and overseeing the financial reporting and disclosure obligations of Summit FGI.  Employee shall devote his best efforts on a full-time basis to the performance of such duties.

4.           Compensation and Benefits.  During the term of this Employment Agreement, including any extensions, Summit FGI agrees that Employee’s compensation and benefits shall be as follows:

(a)           Base Salary.  Employee’s base salary shall be not less than One Hundred Fifty Thousand Dollars ($150,000) per year, paid on a semi-monthly basis.  Employee shall be considered for salary increases on the basis of merit on an annual basis, with any future increases subject to the sole discretion of Summit FGI.

(b)           Bonus.  In addition to the base salary provided for herein, Employee shall be eligible for incentive-based bonuses subject to goals and criteria to be determined by the Board of Directors of Summit FGI; provided, however, that any such plans, if required to be aggregated for Code Section 409A purposes with this Employment Agreement or any other agreement between Employee and Summit FGI or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

(c)           Paid Leave.  Employee shall be entitled to all paid leave as provided by Summit FGI to other similarly-situated officers.

(d)           Fringe Benefits.  Except as specified below, Summit FGI shall afford to Employee the benefit of all fringe benefits afforded to all other similarly-situated employees of Summit FGI, including but not limited to retirement plans, stock ownership or stock option plans, life insurance, disability, health and accident insurance benefits or any other fringe benefit plan now existing or hereinafter adopted by Summit FGI, subject to the terms and conditions thereof. Provided, that any such plans, if required to be aggregated for Code Section 409A purposes with this Employment Agreement or any other agreement between Employee and Summit FGI or any affiliate, shall not cause this Agreement to violate Code Section 409A or the regulations and guidance issued thereunder.

(e)           Business Expenses.  Summit FGI shall reimburse Employee for reasonable expenses incurred by Employee in carrying out his duties and responsibilities, all provided such expense is incurred by Employee prior to Separation from Service, including but not limited to reimbursing civic club organization dues and reasonable expenses for customer entertainment. The reimbursement of an eligible expense shall be made by Summit FGI no later than the last day of Employee’s taxable year during which the expense was incurred, or if later, the fifteenth day of the third month after such expense was incurred, and Employee is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which Summit FGI is required to provide reimbursement for such expense hereunder.  The amount of expenses eligible for reimbursement under this Paragraph 4(e) during Employee’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.  The right to reimbursement under this Paragraph 4(e) is not subject to liquidation or exchange for another benefit.  In addition, the right to reimbursement of eligible expenses under this Paragraph 4(e) is subject to the provisions of Paragraph 1(j) to the extent applicable.

(f)           Automobile.  Summit FGI shall provide Employee with the use of an automobile for the Employee’s business and personal use.  Summit FGI shall be responsible for expenses associated with the vehicle including but not limited to taxes, gasoline, licenses, maintenance, repair, insurance and reasonable cellular phone charges.  Employee shall be subject to tax for his personal use of the vehicle in accordance with the Internal Revenue Code and any applicable state law.  Upon approval of the Chief Executive Officer of Summit FGI, appropriate replacement vehicles shall be provided in the future, but in no event less frequently than every third model year.  If Employee Separates from Service not for Good Cause, or if Employee Separates from Service for Good Reason, or if Summit FGI terminates Employee’s employment in a manner constituting Wrongful Termination which results in Employee’s Separation from Service, then Employee shall be entitled to retain the vehicle provided hereunder and title thereto shall be transferred to Employee on the date of Employee’s Separation from Service, but in all other respects the benefits provided under this Paragraph 4(f) shall cease upon Employee’s Separation from Service.  In addition, notwithstanding anything to the contrary herein, the following provisions will apply with respect to benefits provided under this Paragraph 4(f):  (i) in-kind benefits provided under this Paragraph 4(f) during any taxable year of Employee shall not affect the in-kind benefits to be provided under this Paragraph 4(f) in any other taxable year; (ii) if the provision of benefits under this Paragraph 4(f) is to be done by means of reimbursement, the reimbursement of an eligible benefit expense under this Paragraph 4(f) must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement or in-kind benefits under this Paragraph 4(f) shall be subject to liquidation or exchange for any other benefit, and (iv) benefits provided under this Paragraph 4(f) shall be subject to the provisions of Paragraph 1(j) to the extent applicable.

5.           Termination for Good Cause.  Subject to the provisions of Paragraph 7 below, if Employee terminates his employment with Summit FGI for any reason or Summit FGI terminates Employee’s employment for Good Cause, Employee shall not be entitled to any compensation other than that which is earned and payable as of the effective date of termination of employment, which shall be paid to Employee in accordance with Summit FGI’s normal payroll procedures.

6.           Termination Not for Good Cause.  Employee’s employment may be terminated by Summit FGI for any reason permitted under applicable law so long as Employee is given thirty (30) days advance written notice (or payment in lieu thereof).  In the event of a termination pursuant to this paragraph resulting in Employee’s Separation from Service, subject to the provisions of Paragraph 7 below, Employee shall be entitled to payment from Summit FGI equal to the base salary compensation set forth in this Employment Agreement for the remaining term of the Employment Agreement, or severance pay equal to 100% of his then current annual base salary, whichever is greater.  Said cash payment shall be paid in a lump sum on the date of Employee’s Separation from Service, subject to the provisions of Paragraph 1(j) to the extent applicable.  The severance compensation set forth in this Paragraph 6 shall not be duplicative of any compensation to which Employee may be entitled pursuant to Paragraph 7 of this Employment Agreement.  In the event that Employee is entitled to compensation pursuant to Paragraph 7 of this Employment Agreement, this Paragraph 6 shall not apply.

7.           Termination for Good Reason or Wrongful Termination, or at Employee’s Option Upon Change of Control.

(a)           Except as hereinafter provided, if Employee terminates his employment with Summit FGI for Good Reason or Summit FGI terminates Employee’s employment in a manner constituting Wrongful Termination, resulting in Employee’s Separation from Service, Summit FGI hereby agrees to pay Employee a cash payment equal to Employee’s Salary, on a monthly basis, multiplied by the number of months between the date of Separation from Service and the date that is twenty-four (24) months after the date of consummation of Change of Control; provided that in no event shall Employee receive a lump sum payment that is less than 100% of his Salary.  Said cash payment shall be paid in a lump sum on the date of Employee’s Separation from Service, subject to the provisions of Paragraph 1(j) to the extent applicable.  In addition, Employee shall have the right to terminate his employment without reason at his option within six (6) months after a Change of Control, resulting in Employee’s Separation from Service, by giving written notice of termination.  In this case, Employee will be entitled to receive a cash payment equal to seventy five percent of his Salary, and said cash payment shall be paid in a lump sum on the date of Employee’s Separation from Service, subject to the provisions of Paragraph 1(j) to the extent applicable.

(b)           For the year in which Employee terminates his employment with Summit FGI for Good Reason or Summit FGI terminates Employee’s employment in a manner constituting Wrongful Termination, resulting in Employee’s Separation from Service, Employee will be entitled to receive his reasonable share of Summit FGI’s cash bonuses and employee benefit plan contributions, if any, allocated in accordance with existing policies and procedures and authorized by the Board of Directors of Summit FGI prior to the Change in Control.  The amount of Employee’s cash incentive award shall not be reduced due to Employee not being actively employed for the full year.  Such bonuses, if any, shall be paid to Employee in a lump sum on the date of Employee’s Separation from Service, taking into account the provisions of Paragraph 1(i), and subject to the provisions of Paragraph 1(j) to the extent applicable.

(c)           If compensation pursuant to Paragraph 7(a) is payable, Employee will continue to participate, without discrimination, for the number of months between the date of Separation from Service and the date that is twenty-four (24) months after the date of the consummation of the Change of Control, in benefit plans (such as retirement, disability and medical insurance) maintained after any Change of Control for employees, in general, of Summit FGI and/or any successor organization(s), provided Employee’s continued participation is possible under the general terms and conditions of such plans.  In the event Employee’s participation in any such plan is barred, Summit FGI shall arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled had his participation not been barred, but only for the period of time specified in the preceding sentence.  Notwithstanding the foregoing, if Employee terminates his employment after a Change of Control without reason at his option, as permitted under Paragraph 7(a), then Employee shall be entitled to receive the employee benefits contemplated in this Paragraph 7(c) only for a period of six (6) months after the date of Separation from Service.  However, in no event will Employee receive from Summit FGI the employee benefits contemplated by this Paragraph 7(c) if Employee receives comparable benefits from any other source.  With respect to any benefits Employee receives under this Paragraph 7(c), the following provisions will apply:  (i) in-kind benefits provided under this Paragraph 7(c) during any taxable year of Employee shall not affect the in-kind benefits to be provided under this Paragraph 7(c) in any other taxable year; (ii) if the provision of benefits under this Paragraph 7(c) is to be done by means of reimbursement, the reimbursement of an eligible benefit expense under this Paragraph 7(c) must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement or in-kind benefits under this Paragraph 7(c) shall be subject to liquidation or exchange for any other benefit, and (iv) benefits provided under this Paragraph 7(c) shall be subject to the provisions of Paragraph 1(j) to the extent applicable.

(d)           The compensation set forth in this Paragraph 7 shall not be duplicative of any compensation to which Employee may be entitled pursuant to Paragraph 6 of this Employment Agreement.

8.           Other Employment. Employee shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment.  The amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph 7(c) above) as the result of employment by another employer after the date of termination.

9.           Rights of Summit FGI Prior to the Change of Control.  This Employment Agreement shall not affect the right of Summit FGI to terminate Employee, or to reduce the salary or benefits of Employee, with or without Good Cause, prior to any Change of Control; provided, however, any termination resulting in Employee’s Separation from Service for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee that takes place before any Change of Control but after discussions have commenced that result in a Change of Control shall be presumed to be a Wrongful Termination, absent clear and convincing evidence to the contrary.

10.           Noncompetition and Nonsolicitation.  In consideration of the covenants set forth herein, including but not limited to the compensation set forth in Paragraphs 4, 6 and 7 above, Employee agrees as follows:

(a)           For the entire duration of Employee’s employment with Summit FGI and for two (2) years following the termination of such employment for any reason by either Employee or Summit FGI (the “Restricted Period”), Employee shall not (i) within a seventy-five (75) mile radius of Summit FGI and/or its affiliates directly or indirectly engage in any business or activity of any nature whatsoever that is competitive with the business of Summit FGI or its affiliates or (ii) sell or solicit the sale of, any services or products related thereto, directly or indirectly, to any of Summit FGI’s or its affiliates’ customers or clients within the State of West Virginia, the Commonwealth of Virginia or any other states in which Summit FGI and/or its affiliates conducts such business or sells services in the future.  Notwithstanding the foregoing, this noncompetition covenant shall not apply to the business and activities conducted by Summit

Mortgage, a division of Shenandoah Valley National Bank, unless such business and activities are conducted in the State of West Virginia, Virginia or any other state in which other affiliates of Summit FGI also engage in any business or activity or sell or solicit services in the future.

(b)           Without limitation of the foregoing, during the Restricted Period, Employee shall not serve as a proprietor, partner, officer, director, stockholder, employee, sales representative or consultant for any organization, company or business entity of any type that engages in any business or activity of any nature whatsoever described in Paragraph 10(a) above, provided however that this provision will not prohibit Employee from (i) owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, or (ii) accepting a position with a nationally- recognized professional services firm, provided that in such capacity, Employee does not render services, directly or indirectly, to any client or customer of such firm that engages in any business or activity described in Paragraph 10(a), above.

(c)           Employee acknowledges and agrees that in the event of the breach or threatened breach of this provision, the harm and damages that will be suffered by Summit FGI are not susceptible of calculation or determination with a reasonable degree of certainty, and cannot be fully remedied by an award of money damages or other remedy at law.  Employee further acknowledges and agrees that considering Employee’s relevant background, education and experience, Employee will be able to earn a livelihood without violating the foregoing restrictions.  In addition to any and all other rights and remedies available to Summit FGI in the event of any threatened, actual or continuing breach of this covenant not to compete, Employee consents to and acknowledges Summit FGI’s right and option to seek and obtain in any court of competent jurisdiction a preliminary and/or permanent injunction in respect of any threatened, actual or continuing breach of the covenant not to compete set forth herein.

(d)           In the event that this provision shall be deemed by any court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or overly broad in any other respect or for any other reason, then and in such event this Employment Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area or range of activities, or otherwise, so as to render these provisions valid and enforceable, and as so modified, these provisions shall be enforceable and enforced.

(e)           This Paragraph 10 shall not apply in any respect to Employee, unless Employee agrees otherwise in writing, in the event of the consummation of a Change in Control or in the event of Employee’s termination by Summit FGI for other than Good Cause.

11.           Confidential Information.

(a)           Employee agrees not to use, publish or otherwise disclose (except as Employee’s duties may require), either during or at any time subsequent to his/her employment, any secret, proprietary or confidential information or data of Summit FGI or any information or data of others that Summit FGI or its affiliates is obligated to maintain in confidence.  Employee understands that the use, publication or other disclosure of such information may violate privacy rights, as well as expose Summit FGI or its affiliates to financial loss, competitive disadvantage and/or embarrassment.  Employee also understands that it is Employee’s duty to take adequate care to ensure that such secret, proprietary or confidential information is not used, published or otherwise disclosed by others.  Notwithstanding the foregoing, nothing herein shall prevent Employee from utilizing the knowledge and experience he has acquired in the banking industry.

(b)           Employee also agrees upon any termination of his/her employment to deliver to Summit FGI promptly all items that belong to Summit FGI or that by their nature are for the use of employees of Summit FGI only, including, without limitation, all written and other materials that are of a secret, proprietary or confidential nature relating to the business of Summit FGI and/or Summit FGI’s affiliates.  All business developed and produced by Employee while in the employ of Summit FGI is the exclusive property of Summit FGI unless specifically excluded in this Agreement.  Employee shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Summit FGI.

(c)           For purposes of this Employment Agreement, the terms “secret” or confidential” are used in the ordinary sense and do not refer to official security classifications of the United States Government.  Without limitation, examples of materials, information and data that are considered to be of a secret or confidential nature are for purposes of this Employment Agreement include but are not limited to drawings, manuals, customer lists, notebooks, reports, models, inventions, formulas, incentive plans, processes, machines, compositions, computer programs, accounting methods, business plans and information systems including such materials, information and data that are in machine-readable form.

12.           No Prior Obligation.  Other than this Employment Agreement, Employee represents that there are no agreements, covenants or arrangements, whether written or oral, in effect which would prevent him from rendering service to Summit FGI during the term of this employment and he has not made and will not make any commitments, become associated, either directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any business or organization, unless such activity complies with Summit FGI’s Code of Ethics.  Employee expressly agrees to indemnify and hold harmless Summit FGI, its affiliates, and Summit FGI’s and its affiliates’ directors, officers and employees from any and all liability resulting from or arising under the breach of this representation and warranty.  This indemnification is in addition to and not in substitution of rights Summit FGI may have against Employee at common law or otherwise.

13.           Successors; Binding Agreement; Exclusive Remedy.

(a)           Summit FGI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business stock and/or assets of Summit FGI, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Employment Agreement.

(b)           This Employment Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

(c)           This Employment Agreement shall represent the exclusive and only remedy of Employee in the event a termination occurs after a Change in Control.  Summit FGI and Employee agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to either party should Employee be terminated or terminate his employment during the term of this Employment Agreement.  Summit FGI and Employee agree that the payment provided herein is reasonable and not a penalty, based upon the facts and circumstances of the parties at the time of entering this Employment Agreement, and with due regard to future expectations.

14.           Arbitration. Except for any dispute arising out of the obligations set forth in Paragraph 10 of this Employment Agreement, any dispute between the parties arising out of or with respect to this Employment Agreement or any of its provisions or Employee’s employment with Summit FGI shall be resolved by the sole and exclusive remedy of binding arbitration.  Unless otherwise agreed by the parties, the arbitration shall be conducted in Moorefield, West Virginia under the auspices of, and in accordance with the rules of the American Arbitration Association.  Any decision issued by an arbitrator in accordance with this provision shall be final and binding on the parties thereto and not subject to appeal or civil litigation.

15.           Notice.  For the purposes of this Employment Agreement, notices, demands and other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by the United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:                                               _____________________

_____________________

_____________________

If to Summit FGI:                                             Summit Financial Group, Inc.
                                      Attn:  H. Charles Maddy, III, President & CEO
                                      P. O. Box 179
                                     Moorefield, WV  26836

or such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.           Indemnification.  To the fullest extent permitted under applicable West Virginia law and federal banking law, Summit FGI agrees that it will indemnify and hold Employee harmless from and against all costs and expenses, including without limitation, all court costs and attorney’s fees, incurred by Employee during his lifetime in defending any and all claims, demands, proceedings, suits or actions actually instituted or threatened by third parties involving this Employment Agreement, its validity or enforceability or with respect to payments to be made pursuant thereto; provided, that in the event Employee becomes entitled to reimbursement under this Paragraph 16, the following provisions shall apply:  (i) reimbursement provided under this Paragraph 16 during any taxable year of Employee shall not affect reimbursement to be provided under this Paragraph 16 in any other taxable year; (ii) reimbursement under this Paragraph 16 shall be made thirty (30) days after Employee requests reimbursement hereunder, provided that in no event shall any payment under this Paragraph 16 be made after the last day of Employee’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement under this Paragraph 16 shall be subject to liquidation or exchange for any other benefit, and (iv) reimbursement provided under this Paragraph 16 shall be subject to the provisions of Paragraph 1(j) to the extent applicable.

17.           Additional Payment by Summit FGI.

a.           Gross-Up Payment.  Notwithstanding anything in this Employment Agreement to the contrary, in the event it shall be determined that any payment or distribution by Summit FGI and any of its subsidiaries and affiliates to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to this Employment Agreement, the Executive Salary Continuation Agreement between Summit FGI and Employee, or any other agreement, contract, plan or arrangement, but determined without regard to any additional payments required under this Paragraph 17) (any such payments and distributions collectively referred to as

“Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereinafter be imposed or any interest and penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Summit FGI shall pay to Employee an additional payment (the “Gross-Up Payment”) equal to one hundred percent (100%) of the Excise Tax and one hundred percent (100%) of the amount of any federal, state and local income taxes and Excise Tax imposed on the Gross-Up Payment, all provided that any and all such Gross-Up Payment or Payments shall be paid to Employee thirty (30) days after Employee remits the taxes with respect to which such Gross-Up Payment is made, all subject to the provisions of Paragraph 1(j) to the extent applicable.

b.           Determination of Gross-Up Payment.  All determinations required to be made under this paragraph 17 including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent accountants selected by Summit FGI to audit its financial statements (the “Accounting Firm”) which shall provide either before or no later than twenty (20) days after Employee remits any such taxes, detailed supporting calculations both to Summit FGI and Employee.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a “change in control,” Employee shall appoint another nationally recognized accounting firm to make, either before or no later than twenty (20) days after Employee remits any such taxes, the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by Summit FGI.

18.           Miscellaneous.  No provisions of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and authorized officers of Summit FGI, all provided that (i) no modification, waiver or discharge shall be effective if it would, if effective, cause this Employment Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such modification, waiver or discharge, and (ii) the provisions of this paragraph 18 are irrevocable.  No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provisions of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

19.           Validity.  The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provisions of this Employment Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be signed as of the day and year first above written.

SUMMIT FINANCIAL GROUP, INC.

By:  /s/ H. Charles Maddy, III

Its:  President

                                  EMPLOYEE NAME